Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TARGA RESOURCES CORP.

Targa Resources Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The board of directors of the Corporation duly adopted resolutions proposing an amendment of the Amended and Restated Certificate of Incorporation of the Corporation declaring such amendment to be advisable and submitting such amendment to the stockholders of the Corporation for consideration thereof.

SECOND: Thereafter, the annual meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares of the Corporation’s capital stock as required by statute and the Amended and Restated Certificate of Incorporation of the Corporation were voted in favor of the amendment.

THIRD: This amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The first sentence of the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 550 million shares of capital stock, classified as (i) 100 million shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (ii) 450 million shares of common stock, par value $0.001 per share (“Common Stock”).”

Except as otherwise provided above, the Certificate of Incorporation is unchanged and remains in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of this 25th day of May, 2021.

TARGA RESOURCES CORP.

By:	/s/ Matthew J. Meloy
Name: Matthew J. Meloy
Title: Chief Executive Officer